EXHIBIT 99

Contact:	Judith Wawroski, Treasurer and Principal Financial Officer
International Bancshares Corporation
(956) 722-7611

FOR IMMEDIATE RELEASE:

IBC Reports Strong 2019 Earnings

LAREDO, Texas—(BUSINESS WIRE)— August 8, 2019—International Bancshares Corporation (NASDAQ:IBOC), one of the largest independent bank holding companies in Texas, today reported net income for the six months ended June 30, 2019 was $101.9 million or $1.55 diluted earnings per common share ($1.55 per share basic) compared to $106.3 million or $1.59 per share diluted earnings per common share ($1.61 per share basic) for the same period of 2018, representing a 3.7 percent decrease in diluted earnings per share and a 4.1 percent decrease in net income.  Net income for the three months ended June 30, 2019 was $50.0 million or $.76 diluted earnings per common share (.76 per share basic) compared to $52.9 million or $.79 per share diluted earnings per common share ($.80 per share basic) for the same period of 2018.

Net income for the six months ended June 30, 2019 was positively affected by an increase in interest income due to a higher volume of loans and an increase in the overall yield of the loan portfolio offset somewhat by an increase in interest expense primarily due to an increase in the cost of borrowings expense, and an increase in the interest paid on savings and time deposit accounts.

“I am pleased with our continued earnings success for the first half of 2019.  The above peer earnings success we saw in 2018 and continue to see in 2019 can be attributed to our focus on building and improving the performance of our core bank operations and continued cost control, which has been augmented by the reform of the tax laws at the end of 2017, resulting in additional net earnings.  Our earnings performance continues to exceed most of our peers based on Bank Holding Company Performance Reports compiled by the Federal Financial Institutions Examination Council.  Furthermore, we are confident in the strength of our balance sheet and our strong capital position enhanced by our proven track record for over 50 years,” said Dennis E. Nixon, President and CEO.

Total assets at June 30, 2019 were $12.2 billion compared to $11.9 billion at December 31, 2018.  Total net loans were $6.8 billion at June 30, 2019 compared to $6.5 billion at December 31, 2018. Deposits were $8.8 billion at June 30, 2019 compared to $8.7 billion at December 31, 2018.

IBC is a multi-bank financial holding company headquartered in Laredo, Texas, with 189 facilities and 288 ATMs serving 89 communities in Texas and Oklahoma.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts contain forward looking information with respect to plans, projections or future performance of IBC and its subsidiaries, the occurrence of which involve certain risks and uncertainties detailed in IBC’s filings with the Securities and Exchange Commission.

Copies of IBC’s SEC filings and Annual Report (as an exhibit to the 10-K) may be downloaded from the SEC filings site located at http://www.sec.gov/edgar.shtml.

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